Exhibit 99.1
______________________________________________________________________________

                         P R E S S   R E L E A S E
______________________________________________________________________________


RELEASE DATE:                           CONTACT:
_____________                           ________

October 21, 2003                   CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                            FOR IMMEDIATE RELEASE
                            _____________________


                      ESB FINANCIAL CORPORATION REPORTS
                        THIRD QUARTER 2003 EARNINGS


Ellwood City, Pennsylvania, October 21, 2003 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, F.S.B., today announced earnings for the quarter ended September 30, 2003 of $0.20 per diluted share on net income of $2.2 million, as compared to earnings of $0.22 per diluted share on net income of $2.3 million for the quarter ended September 30, 2002. The Company's annualized return on average assets and average equity were 0.64% and 9.33%, respectively, for the quarter ended September 30, 2003, compared to 0.70% and 10.73%, respectively, for the quarter ended September 30, 2002.

For the nine month period ended September 30, 2003, the Company realized earnings of $0.58 per diluted share on net income of $6.2 million, as compared to earnings of $0.65 per diluted share on net income of $6.7 million for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.61% and 8.44%, respectively, for the nine month period ended September 30, 2003, compared to 0.70% and 10.36%, respectively, for the nine months ended September 30, 2002.

In announcing the results of operations for the quarter and the nine months ended September 30, 2003, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "We are announcing operating earnings that continue to reflect the sustained low interest rate environment. This unprecedented interest rate environment continues to put pressure on the Company's interest rate margins as loan refinancing and repayments of both loans and securities continue to reduce overall asset yields. Despite the challenges created by the current interest rate environment, the Company is committed to its core values, one of which is customer satisfaction, which is reflected in our continued deposit growth throughout the period. The Company has an unwavering focus on pursuing strategies to grow earnings while preserving asset quality and maintaining shareholder value."


Press Release
Page 2 of 3
October 21, 2003

Consolidated net income decreased $105,000, or 4.6%, to $2.2 million for the quarter ended September 30, 2003, compared to $2.3 million for the same period in the prior year. This decrease was the result of a decrease in net interest income, after the recovery of loan losses, of $310,000 and an increase in non-interest expense of $572,000, partially offset by an increase in non-interest income of $757,000 and a decrease in the provision for income taxes of $20,000.

Consolidated net income for the nine month period ended September 30, 2003, as compared to the nine month period ended September 30, 2002, decreased $530,000, or 7.9%, to $6.2 million from $6.7 million. This decrease was primarily the result of a decrease in net interest income, after the recovery of loan losses, of $1.2 million and an increase in non-interest expense of $667,000, partially offset by an increase in non-interest income of $1.2 million and a decrease in the provision for income taxes of $174,000.

The Company's total assets increased by $38.1 million, or 2.9%, to $1.4 billion at September 30, 2003, from $1.3 billion at December 31, 2002. This increase resulted primarily from an increase in securities available for sale of $54.1 million, or 6.3%, to $919.2 million, which was partially offset by a decrease in loans receivable, net of $18.8 million, or 5.5%, to $320.5 million.

The Company's total liabilities increased by $37.2 million, or 3.0%, to $1.3 billion at September 30, 2003, from $1.2 billion at December 31, 2002. This increase in total liabilities was primarily the result of increases in deposits and borrowed funds of $15.6 million, or 2.6%, and $21.7 million, or 3.5%, respectively.

Total stockholders' equity increased $931,000, or 1.0%, to $97.3 million at September 30, 2003, from $96.4 million at December 31, 2002. The increase to stockholders' equity was the result of increases to additional paid in capital and retained earnings of $1.7 million and $2.4 million, respectively, as well as a decrease to treasury stock of $2.8 million, respectively, which were partially offset by an increase in unearned employee stock ownership plan shares of $4.4 million and a decrease in accumulated other comprehensive income of $1.5 million. The decrease to accumulated other comprehensive income was a result of the market value adjustment to the Company's investment securities available for sale portfolio. Average stockholders' equity to average assets was 7.27%, and book value per share was $9.02 at September 30, 2003, compared to 6.85% and $9.16 at December 31, 2002.

ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B., and offers a wide variety of financial products and services through 17 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.

Press Release
Page 3 of 3
October 21, 2003

               ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                          Financial Highlights
          (Dollars in Thousands - Except Per Share Amounts (1))


OPERATIONS DATA:
                                       Three Months            Nine Months
                                    Ended September 30,    Ended September, 30,
                                     2003        2002         2003      2002
                                  _________    _________   _________  _________
     Interest income               $14,648      $18,082     $47,139    $55,613
     Interest expense                9,756       12,746      31,540     39,129
                                  ---------    ---------   ---------  ---------
     Net interest income             4,892        5,336      15,599     16,484
     Recovery of loan losses          (237)        (103)       (267)      (580)
     Net interest income after    ---------    ---------   ---------  ---------
       recovery of loan losses       5,129        5,439      15,866     17,064
     Noninterest income              2,008        1,251       5,114      3,953
     Noninterest expense             4,494        3,922      13,503     12,836
     Income before provision      ---------    ---------   ---------  ---------
       for income taxes              2,643        2,768       7,477      8,181
     Provision for income taxes        478          498       1,278      1,452
                                  ---------    ---------   ---------  ---------
     Net income                     $2,165       $2,270      $6,199     $6,729
                                  =========    =========   =========  =========
     Net income per share: (1)

          Basic                      $0.21        $0.22       $0.61      $0.66
          Diluted                    $0.20        $0.22       $0.58      $0.65

     Annualized return on
       average assets                 0.64%        0.70%       0.61%      0.70%
     Annualized return on
       average equity                 9.33%       10.73%       8.44%     10.36%


FINANCIAL CONDITION DATA:

                                                                 As of:
                                                        09/30/03      12/31/02
                                                        ________      ________

     Total assets                                     $1,357,795    $1,319,695
     Cash and cash equivalents                            16,684        15,133
     Total investment securities                         919,235       865,135
     Loans receivable, net                               320,539       339,324
     Customer deposits                                   605,376       589,826
     Borrowed funds (includes subordinated debt)         643,196       621,526
     Stockholders' equity                                 97,302        96,371
     Book value per share (1)                              $9.02         $9.16

     Average equity to average assets                       7.27%         6.85%
     Allowance for loan losses to loans receivable          1.13%         1.19%
     Non-performing assets to total assets                  0.23%         0.28%


(1) Per share amounts have been restated to reflect a six-for-five stock split paid May 15, 2003 to the stockholders of record at the close of business on May 1, 2003.